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                                                                  Exhibit 16.1



                                                                 June 18, 1998





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Influence, Inc. (the "Company") (copy attached), which we understand will be filed as part of Amendment No. 1 to the Company's registration statement on Form S-1 (File No. 333-32987) with the Securities and Exchange Commission, pursuant to Item 304 of Regulation S-K. We agree with the statements concerning our Firm.

                                              Very truly yours,



                                              /s/ Coopers & Lybrand L.L.P.
                                              --------------------------------
                                              Coopers & Lybrand L.L.P.


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Change in Accountant



         The Company changed independent public accountants in February 1997 at the recommendation and with the approval of the Board of Directors of the Company. Prior to February 1997, Coopers & Lybrand L.L.P. ("C&L") had been the Company's independent accountants. In the period from November 1994 through January 1997, C&L issued no audit report which was qualified or modified as to uncertainty, audit scope or accounting principles, nor any adverse opinions or disclaimers of opinion on any of the Company's financial statements. During the Company's two most recent fiscal years and any subsequent interim period preceding the dismissal there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of the former accountant, would have caused it to make a reference to the subject matters of the disagreement(s) in connection with its report. In February 1997, Price Waterhouse LLP was engaged to be the Company's independent accountants.